------------------                             U.S. SECURITIES AND EXCHANGE COMMISSION                  ---------------------------|
| F  O  R  M   3 |                                     Washington, D.C. 20549                           |       OMB APPROVAL       |
------------------                                                                                      |--------------------------|
                                       INITIAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP             |OMB Number       3235-0104|
                                                                                                        |Expires: December 31, 2001|
                             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,    |Estimated avg. burden     |
                                Section 17(a) of the Public Utility Holding Company Act of 1935 or      |hours per response.....0.5|
                                         Section 30(f) of the Investment Company Act 1940               ----------------------------
------------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Date of Event        |4.Issuer Name and Ticker or Trading Symbol                       |
|                                        |  Requiring Statement  |                                                                 |
|                                        |  (Month/Day/Year)     |  UnitedGlobalCom, Inc. (UCOMA)                                  |
|  Albert & Carolyn Company Trust        |                       |  fka New UnitedGlobalCom, Inc.                                  |
|----------------------------------------|                       |-----------------------------------------------------------------|
|      (Last)             (First)    (MI)|     01/30/02          |5.Relationship of Reporting Person to  |6.If Amendment, Date of  |
|                                        |                       |  Issuer (Check all Applicable)        |  Original (Mon/Day/Year)|
|                                        |                       |                                       |                         |
|                                        |-----------------------|   Director           X 10% Owner      |                         |
|  602 Broadway                          |3.IRS Identification   |---                  ---               |-------------------------|
|----------------------------------------|  Number of Reporting  |                                       |7.Individual or Joint/   |
|      (Street)                          |  Person, if an entity |   Officer (give         Other         |  Group Filing           |
|                                        |  (voluntary)          |---        title     --- (specify      |  (Check Applicable Line)|
|                                        |                       |           below)        below)        | X  Form filed by One    |
|                                        |                       |                                       |--- Reporting Person     |
|                                        |                       |                                       |    Form filed by More   |
|                                        |                       |                                       |    than One Reporting   |
|  Rock Springs      Wyoming      82901  |                       | --------------------------------------|--- Person               |
|----------------------------------------|-----------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)  |                                                                                         |
|                                        |     TABLE I - Non-Derivative Securities Beneficially Owned                              |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security (Instr. 4)            |2.Amount of Securities       |3.Ownership   |4.Nature of Indirect Beneficial           |
|                                          |  Beneficially Owned         |  Form:       |  Ownership (Instr. 5)                    |
|                                          |  (Instr. 4)                 |  Direct (D)  |                                          |
|                                          |                             |  or Indirect |                                          |
|                                          |                             |  (I)(Instr.5)|                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class securities owned directly or indirectly.                         SEC 1473 (7-97)
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).

                                                                                                                      PAGE:  1 OF  2
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

FORM 3 (continued)                            TABLE II - Derivative Securities Beneficially Owned
                                         (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------------
|1.Title of         |2.Date Exercisable and       |3.Title and Amount of Underlying      |4.Conversion or    |5.   |6.Nature of    |
|  Derivative       |  Expiration Date            |  Derivative Security (Instr. 4)      |  Exercise Price   |Own. |  Indirect     |
|  Security         |  (Month/Day/Year)           |                                      |  of Derivative    |Form |  Beneficial   |
|  (Instr. 4)       |                             |                                      |  Security         |of   |  Ownership    |
|                   |                             |                                      |                   |Deri.|  (Instr. 5)   |
|                   |                             |                                      |                   |Sec. |               |
|                   |                             |                                      |                   |Dir. |               |
|                   |                             |                                      |                   |(D)  |               |
|                   |-----------------------------|--------------------------------------|                   |or   |               |
|                   |Date          |Expiration    |                   |Amount or Number  |                   |Ind. |               |
|                   |Exercisable   |Date          |      Title        |of Shares         |                   |(I)  |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|Class B Common     |   Immed.     |    n/a       | Class A Common    |   222,412(1)     |      1 for 1      | D   |               |
|Stock              |              |              | Stock             |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|                   |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|                   |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|                   |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|                   |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|                   |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|                   |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|                   |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|                   |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|                   |              |              |                   |                  |                   |     |               |
------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:
(1) The Reporting Person is a party to a Founders Agreement.  The securities reported herein do not include securities beneficially owned by other parties to said Agreement.  The Reporting Person disclaims any beneficial ownership of such other parties'
    securities and this Report shall not be deemed an admission that the Reporting Person is the beneficial owner of such securities for the purposes of Section 16 or for any other purpose.

                                                                             Albert & Carolyn Company,
                                                                             a revocable trust

**Intentional misstatements or omissions of facts constitute Federal         By: /s/ Albert M. Carollo, Sr.        January 30, 2002
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                --------------------------------  -----------------
                                                                                  **Signature of Reporting Person         Date
Note: File three copies of this form, one of which must be manually signed.      Albert M. Carollo, Jr., Trustee
      If space provided is insufficient, see Instruction 6 for procedure.        By Albert M. Carollo, Sr.,         SEC 1473 (7-97)
                                                                                 Attorney-in-Fact


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMD Number.
                                                                                                                      PAGE:  2 OF  2
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
                                POWER OF ATTORNEY


1. By this Power of Attorney given on the 30th day of October, 2001, each of the undersigned stockholders (each a "Founder") of UnitedGlobalCom, Inc., a Delaware corporation ("UGC"), hereby irrevocably constitutes and appoints
     Albert M. Carollo as Attorney-in-Fact (the "Attorney") of the undersigned, with full power and authority to act in the name of and for and on behalf of the undersigned with respect to all matters arising in connection with such Founder's rights and obligations as a holder of Class B common stock of UGC, par value $.01 per share ("Class B Holder"), including but not limited to, the power and authority to take any and all of the following actions:

          (a) To execute, complete or correct on behalf of each Founder, all documents to be executed by such Founder in connection with such Founder's rights and obligations as a Class B Holder, including without limitation, filling in or amending amounts, dates and other pertinent information in that certain Agreement and Plan of Restructuring and Merger (the "Merger Agreement") to be entered into by and among UGC, New UnitedGlobalCom, Inc., Liberty Media
               Corporation,  Liberty Media International,  Inc., Liberty Global,
               Inc.,  United/New United Merger Sub, Inc.,  certain other Class B
               Holders and each of the Founders and any agreements or other documents related to the obligations of the Founders pursuant to the Agreement;

          (b)  To  make,  exchange,  acknowledge  and  deliver  all  such  other
               contracts,  powers  of  attorneys,   orders,  receipts,  notices,
               requests, instructions, certificates, letters and other writings, and in general,  to do all things and to take all  actions,  that the Attorney may consider necessary or proper to execute and give effect to the  transactions  contemplated the Merger Agreement as fully as could be undersigned if personally present and acting.

          (c) It being understood that with respect to documents executed by the Attorney on behalf of the undersigned pursuant to this Power of Attorney they shall be in such form and shall contain such terms and conditions as the Attorney may approved in his discretion.

2. This Power of Attorney shall be deemed coupled with an interest, shall be irrevocable, shall survive the transfer of any Founder's shares in UGC and shall not be effected by the subsequent death, eligibility, incapacity, incompetency, termination, bankruptcy, insolvency or dissolution of such Founder.

3. Each Founder ratifies all that the Attorney has done or shall do pursuant to paragraph 1 of this Power of Attorney.

4. If a Founder is not a natural person, such undersigned Founder hereby represents and warrants to the Attorney that it has all requisite power and authority to execute and deliver this Power of Attorney.



5. The Attorney shall be entitled to act and rely upon any statement, request, notice or instruction respecting this Power of Attorney given to the Attorney by the undersigned.

6. This Power of Attorney shall be governed by, and construed in accordance with, the laws of the State of Colorado, without regard to principles of conflicts of law.

7. This Power of Attorney may be executed in any number of counterparts, and each such counterpart shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

     IN WITNESS WHEREOF, I hereunto set my hand as of the date first above written.


                                        /s/ Albert M. Carollo
                                        ----------------------------------------
                                        Albert M. Carollo


                                        Carollo Company,
                                        a Wyoming general partnership


                                        By: /s/ Albert M. Carollo
                                           -------------------------------------
                                           Albert M. Carollo, General Partner


                                        Albert and Carolyn Company,
                                        a Wyoming Trust


                                        By: /s/ Albert M. Carollo, Jr.
                                           -------------------------------------
                                           Albert M. Carollo, Jr., Trustee


                                        James R. Carollo Living Trust,
                                        a Wyoming Trust


                                        By: /s/ James R. Carollo
                                           -------------------------------------
                                           James R. Carollo, Trustee


                                        John B. Carollo Living Trust,
                                        a Wyoming Trust

                                        By: /s/ John B. Carollo
                                           -------------------------------------
                                           John B. Carollo, Trustee